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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration Under
            Section 12(g) of the Securities Exchange Act of 1934 or
                   Suspension of Duty to File Reports Under
                         Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                       Commission File Number 000-23624
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                             IVC Industries, Inc.
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            (Exact name of registrant as specified in its charter)


                    500 Halls Mill Road, Freehold, NJ 07728
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                                (732) 308-3000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, $0.08 par value, per share
   Purchase Rights for Series A Preferred Stock, par value $0.01 per share
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           (Title of each class of securities covered by this Form)


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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [X]         Rule 12h-3(b)(1)(i)      [X]
      Rule 12g-4(a)(1)(ii)     [ ]         Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(i)      [ ]         Rule 12h-3(b)(2)(i)      [ ]
      Rule 12g-4(a)(2)(ii)     [ ]         Rule 12h-3(b)(2)(ii)     [ ]
                                           Rule 15d-6               [ ]

     Approximate number of holders of record as of the certification or notice date: 1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, IVC
Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATED:     March 19, 2002                        IVC INDUSTRIES, INC.


                                                 By: /s/ Anthony J. Bernardo
                                                    --------------------------
                                                 Name:  Anthony J. Bernardo
                                                 Title: Vice President